Exhibit 99.1


Multigioco combines with Microgame SpA to Develop Mobile Gaming App

New York, July 13, 2015. Empire Global Corp. (OTCQB:EMGL) is pleased to announce that through its wholly owned subsidiary Multigioco Srl it has entered into an agreement with Microgame SpA to develop a mobile app for sports betting and online casino games. The app will be branded for our newgioco.it and lovingbet.it websites and will function on all major device platforms including Apple iOS; Windows and Android smartphones and tablets representing 90% of smartphone users.

The Company currently serves over 22,000 active clients generating approximately 70 million Euro in online gaming turnover through our websites. Under the agreement, Microgame will also re-engineer our websites to seamlessly synchronize online gaming accounts and products with the mobile and tablet operating systems.

Michele Ciavarella, CEO of the Company stated, "We are delighted to collaborate on this project with a professionally managed, industry leading specialist such as Microgame."

"We are building on our constructive relationship with Microgame, a top network service provider in Italy," remarked Company President, Alessandro Marcelli, "our combined strength is aimed at providing better service for existing online customers while capitalizing on the rapidly growing mobile gaming space."

The Company estimates approximately 2 months of development with the launch for the app planned for early to mid-September.

About Empire

Empire Global Corp. is a company focused on developing world-class products and services in the regulated global online gambling industry with specialization in the online sports betting vertical. Our vision is to develop our business through strategic mergers and acquisitions and reorganization of existing licensed operators in geographically diversified jurisdictions. We seek to create long-term value for our investors and positive economic influence with the companies and the communities we invest in through our commitment to responsible gaming and the clients we serve. Additional information is available on our website at www.emglcorp.com.

Contacts:
Michele Ciavarella, B.Sc.
Chairman and CEO
ceo.emgl@emglcorp.com

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Factors which may cause such differences include the company's ability to complete additional acquisitions, expand our distribution, increase our client base and other risks disclosed in the Company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.